Exhibit 5.1
MELISSA K. RICE, P.A.
1900 Main Street, Suite 300
Sarasota, Florida 34236

October 4, 2005

Victory Capital Holdings Corporation
27692 Antonio Parkway, Suite L1-497
Ladera Ranch, CA 92694

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as securities counsel to Victory Capital Holdings Corporation, a Nevada corporation (the “Company”), in connection with the proposed issuance of up to 7,000,000 shares of common stock of the Company, par value $0.001 per share (the “Shares”), issuable under the 2005 Employee Stock Option Plan (the “Plan”), under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on October 4, 2005 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Nevada, and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and have been delivered to and paid for as contemplated by the Plan filed as an exhibit to the Registration Statement, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

By:	/s/ Melissa K. Rice
Melissa K. Rice